The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and accompanying prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-75940
Subject to completion, dated October 29, 2007

Preliminary Prospectus supplement
(To Prospectus dated October 29, 2007)

$

$     % Senior Notes due November      , 2012
$     % Senior Notes due November      , 2017

We are offering $      aggregate principal amount of our     % Senior Notes due November      , 2012 (the “2012 notes”) and $      aggregate principal amount of our     % Senior Notes due November      , 2017 (the “2017 notes” and, together with the 2012 notes, the “notes”).

The 2012 notes will bear interest at a rate of     % per annum, and the 2017 notes will bear interest at a rate of     % per annum. We will pay interest semi-annually on the notes on           and           of each year, beginning on          , 2008. Interest on the notes will accrue from          , 2007. The 2012 notes will mature on November   , 2012, and the 2017 notes will mature on November   , 2017.

We may redeem all or a portion of the 2012 notes and the 2017 notes at any time at the redemption prices described in this prospectus supplement. Upon the occurrence of a “change of control repurchase event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000. The notes are not and will not be listed on any securities exchange.

Investing in these securities involves certain risks.  See “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Initial public	Underwriting	Proceeds, before
	offering prices	discounts	expenses, to Motorola

Per 2012 note	%	%	%

Per 2017 note	%	%	%

Total	$	$	$

The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from          , 2007 and must be paid by the purchaser if the notes are delivered after          , 2007.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its participants, Clearstream Banking and the Euroclear System, on or about          , 2007.

Joint Book-Running Managers

JPMorgan	Citi	Deutsche Bank Securities

October  , 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any related free writing prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

About this prospectus supplement

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, the document we use to offer debt securities from time to time is divided into two parts. The first part is this prospectus supplement, which describes the terms of the offering of debt securities and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides you with a general description of the securities we may offer. You should read both this prospectus supplement and the accompanying prospectus together with additional information described below under the heading “Where You Can Find More Information.”

The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or of any sale of our debt securities.

If the description of this offering that is contained in this prospectus supplement differs from the description contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

i

Summary

The following summary contains basic information about us and about this offering. It does not contain all of the information that is important to an investment in our securities. Before you make an investment decision you should review this prospectus supplement, the accompanying prospectus and the documents incorporated in the prospectus supplement and the accompanying prospectus in their entirety, including the risk factors, our financial statements and the related footnotes.

Motorola, Inc.

Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of seamless mobility, the people of Motorola are committed to helping consumers connect simply and seamlessly to the people, information and entertainment that they want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks—along with a full complement of support services.

Business Segments

Motorola reports financial results in the following three operating business segments:

Mobile Devices

The Mobile Devices segment designs, manufactures, sells and services wireless handsets with integrated software and accessory products, and licenses intellectual property. In the first six months of 2007, the segment’s net sales represented 53% of Motorola’s consolidated net sales.

Home and Networks Mobility

The Home and Networks Mobility segment designs, manufactures, sells, installs and services: (i) end-to-end digital video system solutions and interactive set-top boxes, (ii) voice and data modems for digital subscriber line and cable networks, (iii) wireline broadband access systems, and (iv) wireless access systems, including cellular infrastructure systems, to cable and satellite television operators, wireline carriers and wireless service providers. In the first six months of 2007, the segment’s net sales represented 27% of Motorola’s consolidated net sales.

Enterprise Mobility Solutions

The Enterprise Mobility Solutions segment designs, manufactures, sells, installs and services analog and digital two-way radio, voice and data communications products and systems for private networks, wireless broadband systems and end-to-end enterprise mobility solutions to a wide range of enterprise markets, including government and public safety, as well as utility, transportation, retail and other commercial customers. In the first six months of 2007, the segment’s net sales represented 20% of Motorola’s consolidated net sales.

Recent developments

Third-Quarter 2007 Highlights

On October 25, 2007, we announced our third-quarter 2007 financial results, including:

•	sales of $8.8 billion in the third quarter of 2007, compared to sales of $10.6 billion in the third quarter of 2006;

•	third-quarter 2007 GAAP earnings from continuing operations of $0.02 per share, compared to third-quarter 2006 GAAP earnings from continuing operations of $0.29 per share;

•	positive operating cash flow of $342 million;

•	third-quarter 2007 Mobile Devices sales of $4.5 billion, compared to third-quarter 2006 Mobile Devices sales of $7.0 billion;

•	third-quarter 2007 Home and Networks Mobility sales of $2.4 billion, compared to third-quarter 2006 Home and Networks Mobility sales of $2.3 billion; and

•	third-quarter 2007 Enterprise Mobility Solutions sales of $2.0 billion, compared to third-quarter 2006 Enterprise Mobility Solutions sales of $1.3 billion.

Consolidated Results

A comparison of our reported unaudited financial results from operations for the nine months ended September 29, 2007 and our unaudited financial results from operations for the nine months ended September 30, 2006 is as follows:

	Nine months ended
	September 29,	September 30,
(In millions, except per share amounts)	2007	2006

Net sales	$26,976	$31,055
Gross margin	7,412	9,658
Operating earnings (loss)	(534)	3,339
Earnings (loss) from continuing operations	(216)	2,732
Net earnings (loss)	(149)	3,038
Diluted earnings (loss) per common share:
Continuing operations	$(0.09)	$1.09
Discontinued operations	0.03	0.12

	$(0.06)	$1.21

Weighted average diluted common shares outstanding	2,322.7	2,517.0

Summary consolidated financial data
(in millions of dollars, except per share amounts)

The summary consolidated financial data presented below under the captions “Operating Results” and “Balance Sheet” as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 has been derived from the consolidated financial statements of Motorola, Inc. and its subsidiaries, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The summary consolidated financial data presented below under the captions “Operating Results” and “Balance Sheet” as of December 31, 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 has been derived from the unaudited consolidated financial statements of Motorola, Inc. and its subsidiaries. The consolidated financial statements as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and the independent registered public accounting firm’s report thereon, which contains an explanatory paragraph referring to the adoption by Motorola of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2006, are incorporated by reference herein from the current report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2007. The summary consolidated financial data as of and for the six months ended June 30, 2007 and July 1, 2006 has been derived from unaudited consolidated financial statements filed with the Securities and Exchange Commission and incorporated by reference herein and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations of Motorola, Inc. and its subsidiaries as of and for such periods. Operating results for the six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2007. See “Recent Developments.” This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for Motorola incorporated by reference herein.

	Six months ended
	June 30,	July 1,	Years ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Operating Results:
Net sales	$18,165	$20,452	$42,847	$35,310	$29,680	$21,718	$22,105
Cost of sales	13,258	14,164	30,120	23,881	19,715	14,567	14,812

Gross margin	4,907	6,288	12,727	11,429	9,965	7,151	7,293
Selling, general and administrative expenses	2,609	2,223	4,504	3,628	3,508	3,084	3,703
Research and development expenditures	2,232	1,999	4,106	3,600	3,316	2,849	2,777
Other charges (income)	590	(305)	25	(404)	149	77	1,384

Operating earnings (losses)	(524)	2,371	4,092	4,605	2,992	1,141	(571)

Other income (expense):
Interest income (expense), net	73	137	326	71	(200)	(296)	(347)
Gains on sales of investments and businesses, net	4	156	41	1,845	460	540	81
Other	16	107	151	(109)	(140)	(141)	(1,343)

Total other income (expense)	93	400	518	1,807	120	103	(1,609)

Earnings (loss) from continuing operations before income taxes	(431)	2,771	4,610	6,412	3,112	1,244	(2,180)
Income tax expense (benefit)	(175)	766	1,349	1,893	1,013	403	(760)

Earnings (loss) from continuing operations	(256)	2,005	3,261	4,519	2,099	841	(1,420)
Earnings (loss) from discontinued operations, net of tax	47	65	400	59	(567)	52	(1,065)

Net earnings (loss)	$(209)	$2,070	$3,661	$4,578	$1,532	$893	$(2,485)

Earnings (loss) per common share
Basic:
Continuing Operations	$(0.11)	$0.81	$1.33	$1.83	$0.89	$0.36	$(0.62)
Discontinued Operations	0.02	0.03	0.17	0.02	(0.24)	0.02	(0.47)

	$(0.09)	$0.84	$1.50	$1.85	$0.65	$0.38	$(1.09)

Diluted:
Continuing Operations	$(0.11)	$0.79	$1.30	$1.79	$0.87	$0.36	$(0.62)
Discontinued Operations	0.02	0.03	0.16	0.02	(0.23)	0.02	(0.47)

	$(0.09)	$0.82	$1.46	$1.81	$0.64	$0.38	$(1.09)

Balance Sheet:
Total assets	$34,613	$36,004	$38,593	$35,802	$30,922	$31,999	$31,152
Long-term debt and redeemable preferred securities	2,590	3,758	2,704	3,806	4,581	6,007	6,477
Total debt and redeemable preferred securities	4,365	4,248	4,397	4,254	5,298	6,876	7,975
Total stockholders’ equity	14,963	17,277	17,142	16,673	13,331	12,689	11,239

Ratios of earnings to fixed charges

The following are the unaudited consolidated ratios of earnings to fixed charges for the six months ended June 30, 2007 and each of the years in the five-year period ended December 31, 2006:

	Years ended December 31,
Six months ended June 30, 2007	2006	2005	2004	2003	2002

0.0(1)	12.2	16.7	7.9	3.1	0.0	(2)

(1)	Earnings were inadequate to cover fixed charges for the six months ended June 30, 2007 by approximately $0.4 billion.

(2)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2002 by approximately $2.2 billion.

For purposes of computing the ratios of earnings to fixed charges, we have divided earnings before income tax expense plus fixed charges by fixed charges. Fixed charges consist of interest costs and estimated interest included in rentals (one-third of net rental expense).

The offering

Issuer	Motorola, Inc.

Securities Offered	$ million aggregate principal amount of % Senior Notes due November , 2012 (the “2012 notes”) and $ million aggregate principal amount of % Senior Notes due November , 2017 (the “2017 notes”).

Maturity	The 2012 notes will mature on November , 2012, and the 2017 notes will mature on November , 2017, in each case unless earlier redeemed or repurchased.

Interest Rate	The 2012 notes will bear interest from , 2007 at the rate of % per annum, and the 2017 notes will bear interest from , 2007 at the rate of % per annum.

Interest Payment Dates	and of each year, beginning , 2008.

Ranking of Notes	The notes are unsecured and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The notes will effectively rank junior to all secured indebtedness of Motorola to the extent of the assets securing such indebtedness, and to all liabilities of its subsidiaries. As of the date of this prospectus supplement, Motorola did not have any outstanding secured indebtedness and, as of September 29, 2007, Motorola’s subsidiaries had approximately $7.1 billion of outstanding liabilities, including trade payables but excluding intercompany liabilities.

Claims of creditors of Motorola’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Motorola’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Motorola’s subsidiaries.

Sinking Fund	None.

Optional Redemption	We may redeem the notes of either series, in whole or in part, at any time at redemption prices determined as set forth under the heading “Description of The Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of The Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to:

• create certain liens;

• enter into sale and leaseback transactions; and

• consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of Debt Securities—Restrictive Covenants” in the accompanying prospectus for a description of these covenants.

Form and Denominations	We will issue the notes in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC.

You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interests in their books. We will not issue certificated notes.

Further Issuances	We may create and issue additional notes ranking equally with the notes of each series initially offered in this offering and otherwise similar in all respects (other than the issue date and public offering price or the first payment of interest following the issue date of such further notes). These additional notes would be consolidated and form a single series with the notes of the relevant series.

Use of Proceeds	We intend to use the net proceeds of this offering towards the retirement of our $1.2 billion of 4.608% senior notes due November 16, 2007.

Absence of Public Market for the Notes	The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

Governing Law	New York.

Risk factors

Investing in the notes involves risk. We are subject to various regulatory, operating and other risks as a result of the nature of our operations and the marketplace in which we operate. Many of these risks are beyond our control and several pose significant challenges to our business, operations, revenues, net income and cash flows. These risks are described in Part I, Item 1A, Risk Factors, of our annual report on Form 10-K for the year ended December 31, 2006, in Part II, Item 1A, Risk Factors, of our quarterly report on Form 10-Q for the quarter ended March 31, 2007 and in Part II, Item 1A, Risk Factors, of our quarterly report on Form 10-Q for the quarter ended June 30, 2007. The risks described therein are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business. In deciding whether to invest in the notes, you should carefully consider these risks and the risks described below in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our business, results of operations and financial condition may be materially adversely affected due to any of these risks.

Risks Related to the Notes

Because the notes are not secured and are effectively subordinated to the rights of secured creditors, the notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with other senior unsecured indebtedness. Although we do not currently have any secured indebtedness, the indenture governing the notes permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets will be subject to prior claims by our secured creditors. In the event of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Motorola, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of their respective unsecured and unsubordinated creditors, including trade creditors. If Motorola incurs any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

We may depend on the receipt of dividends or other intercompany transfers from our subsidiaries to meet our obligations under the notes. Claims of creditors of our subsidiaries may have priority over your claims with respect to the assets and earnings of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. We conduct a portion of our operations through our subsidiaries. We may therefore be dependent upon dividends or other intercompany transfers of funds from our subsidiaries in order to meet our obligations under the notes and to meet our other obligations. However, our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Generally, creditors of our subsidiaries will have claims to the assets and earnings of our subsidiaries that are superior to the claims of our creditors, except to the extent the claims of our creditors are guaranteed by our subsidiaries. As of September 29, 2007, our subsidiaries accounted for approximately $12.5 billion, or 36%, of our total consolidated assets, excluding intercompany balances, and had approximately $7.1 billion of outstanding liabilities, including trade payables but excluding intercompany liabilities.

In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Motorola, the holders of the notes may not receive any amounts with respect to the notes until after the payment in full of the claims of creditors of our subsidiaries.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional debt that we may incur. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

The provisions in the indenture that govern the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions contained in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event to trigger these provisions, notably, that the transactions are accompanied or followed within 90 days by a downgrade in the rating of the notes offered under this prospectus supplement. Except as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control repurchase event.

As described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

There is no prior market for the notes. If one develops, it may not be liquid.

We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. We cannot assure you that any liquid market for the notes will ever develop or be maintained. The underwriters have advised us that they currently intend to make a market in the notes following the offering. However, the underwriters have no obligation to make a market in the notes and they may stop at any time without notice. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, prior to issuance, the notes will be rated by Moody’s Investors Service Inc., Standard & Poor’s and Fitch Investor Services. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

Special note on forward-looking statements

This prospectus supplement, including the documents that are and will be incorporated by reference into this prospectus supplement, contains forward-looking statements that are based upon our current expectations, estimates and projections about our business and our industry, and that reflect our beliefs and assumptions based upon information available to us at the date of the document in which the statement appears. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” and other similar terms. These forward-looking statements include, among other things, projections of our future financial performance, our anticipated growth, our strategies and trends we anticipate in our businesses and the markets in which we operate and the competitive nature and anticipated growth of those markets.

We caution investors that forward-looking statements are only predictions, based upon our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements. The important factors that could cause our results to differ include those discussed under the section entitled “Risk Factors” in this prospectus supplement, as well as under “Part I, Item 1A, Risk Factors” of our Form 10-K for the fiscal year ended December 31, 2006, “Part II, Item 1A, Risk Factors” of our Form 10-Q for the quarter ended March 31, 2007, “Part II, Item 1A, Risk Factors” of our Form 10-Q for the quarter ended June 30, 2007 and similar sections in the other documents incorporated into this prospectus supplement and accompanying prospectus by reference. We encourage you to read these sections carefully. We caution investors not to rely on these forward-looking statements, which reflect management’s analysis only as of the date of the document in which the statement appears. We undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law.

Use of proceeds

The net proceeds to be received by us from the offering, after deducting the underwriting discount and estimated expenses, are estimated to be approximately $     . We intend to use the aggregate net proceeds from the offering of the notes towards the retirement of our $1.2 billion of 4.608% senior notes due November 16, 2007.

Capitalization

The following table sets forth our consolidated capitalization as of June 30, 2007:

•	on an actual basis, and

•	on an as adjusted basis to give effect to the sale of the notes, and the anticipated application of the estimated net proceeds therefrom towards the retirement of our $1.2 billion of 4.608% senior notes due November 16, 2007.

From time to time, we may issue additional debt or equity securities. This table should be read in conjunction with “Summary Consolidated Financial Data” appearing elsewhere in this prospectus supplement and our consolidated financial statements, including the notes thereto, which are incorporated herein by reference.

	June 30, 2007
(In millions of dollars)	Actual	As adjusted

Short-Term Debt
Commercial paper	$300	$
Notes payable and other short-term debt	174
Current portion of long-term debt	1,301

Total short-term debt	$1,775	$

Long-Term Debt
Senior notes and debentures	$3,852	$
Other senior debt	39		39
Notes offered hereby	–
Less current portion of long-term debt	(1,301)

Total long-term debt	$2,590	$

Stockholders’ Equity
Preferred stock (none issued)	–		–
Common stock	6,885		6,885
Additional paid-in capital	950		950
Retained earnings	8,665		8,665
Non-owner changes to equity	(1,537)		(1,537)

Total stockholders’ equity	14,963		14,963

Total capitalization	$19,328	$

Description of the notes

Selected provisions of the notes are summarized below. This summary supplements and, to the extent inconsistent with, replaces the description of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. You should read the following information in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.

The notes will be issued under an indenture (the “indenture”) between Motorola and The Bank of New York Trust Company, N.A., as trustee (the “trustee”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture, a copy of which is available from Motorola upon request. The indenture is an exhibit to the registration statement of which the prospectus attached to this prospectus supplement is a part. References to “Motorola” in this section of this prospectus supplement are, unless the context otherwise indicates, only to Motorola, Inc. and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•	the notes of each series will be senior unsecured obligations of Motorola and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of Motorola;

•	the notes are obligations exclusively of Motorola and are not guaranteed by any of its subsidiaries;

•	the 2012 notes initially will be limited to $ million aggregate principal amount, and the 2017 notes initially will be limited to $ million aggregate principal amount (subject in each case to the rights of Motorola to issue additional notes of each series as described under “—Further Issuances” below);

•	the 2012 notes will accrue interest at a rate of % per year, and the 2017 notes will accrue interest at a rate of % per year;

•	interest will accrue on the notes of each series from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on and of each year, beginning on , 2008;

•	the 2012 notes will mature on November , 2012, and the 2017 notes will mature on November , 2017, in each case unless redeemed or repurchased prior to that date;

•	Motorola may redeem the notes of either series, in whole or in part, at any time at its option as described under “—Optional Redemption” below;

•	Motorola may be required to repurchase the notes of each series in whole or in part at the option of the holders in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes of each series will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the notes of each series will be represented by one or more global notes registered in the name of a nominee of DTC (see “—Book-entry, Delivery and Form; Global Notes” below); and

•	the notes of each series will be exchangeable and transferable at the office or agency of Motorola maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on each note will be paid to the person in whose name that note is registered at the close of business on           or          , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

The notes will not be subject to any sinking fund.

Motorola may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Ranking

The notes will be senior unsecured obligations of Motorola and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Motorola. As of September 29, 2007, Motorola had $4.2 billion of senior unsecured indebtedness outstanding.

The notes will effectively rank junior in right of payment to all existing and future secured indebtedness of Motorola to the extent of the assets securing such indebtedness, and to all existing and future liabilities of its subsidiaries, including indebtedness and trade payables. As of the date of this prospectus supplement, Motorola did not have any outstanding secured indebtedness. Motorola derives a portion of its operating income and cash flow from its subsidiaries. Therefore, Motorola’s ability to make payments when due to the holders of the notes is, in large part, dependent upon the receipt of sufficient funds from its subsidiaries.

Claims of creditors of Motorola’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Motorola’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Motorola’s subsidiaries. As of September 29, 2007, Motorola’s subsidiaries had approximately $7.1 billion of outstanding liabilities, including trade payables but excluding intercompany liabilities.

Optional Redemption

Motorola may redeem the notes of either series at its option at any time, either in whole or in part. If Motorola elects to redeem the notes of a series, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed on the redemption date; or

•	as determined by the Independent Investment Banker, the sum of the present values of the Remaining Scheduled Payments (not including any portion of payments of interest accrued as of the redemption date).

In determining the present values of the Remaining Scheduled Payments, Motorola will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus     % (      basis points), in the case of the 2012 notes, and the Treasury Rate plus     % (      basis points), in the case of the 2017 notes.

The following terms are relevant to the determination of the redemption price.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers, or their respective successors, as may be appointed from time to time by Motorola; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), Motorola will substitute another primary treasury dealer.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., and each of their respective successors, and any other primary treasury dealers selected by Motorola.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, Motorola will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

A partial redemption of the notes of either series may be effected pro rata or by lot or by such method as the trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

Unless Motorola defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption. On or before the redemption date, Motorola will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Motorola has exercised its right to redeem the notes as described above, Motorola will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Motorola, prior to any change of control, but after the public announcement of the change of control, Motorola will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Motorola will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Motorola will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of compliance with such securities laws or regulations.

On the repurchase date following a change of control repurchase event, Motorola will, to the extent lawful:

(1) accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by Motorola.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

Motorola will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Motorola and such third party purchases all notes properly tendered and not withdrawn under its offer.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Motorola and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Motorola and the underwriters. Motorola has no present intention to engage in a transaction involving a change of control, although it is possible that Motorola could decide to do so in the future. Subject to the limitations discussed below, Motorola could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Motorola or credit ratings of the notes. Restrictions on the ability of Motorola to incur liens and enter into sale and leaseback transactions are contained in the covenants as described in the accompanying prospectus. Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a decline in the credit quality of Motorola or a highly leveraged or similar transaction involving Motorola.

Motorola may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Motorola may be prohibited from repurchasing the notes under the terms of its future debt instruments. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase all of the notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Motorola and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) or group of related “persons” other than Motorola or its subsidiaries; (2) the adoption of a plan relating to Motorola’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) or group of related “persons” becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Motorola’s stock or other voting stock into which Motorola’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (4) the first day on which a majority of the members of the board of directors of Motorola are not continuing directors.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“continuing directors” means, as of any date of determination, any member of the board of directors of Motorola who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB-or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Motorola.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Motorola, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by Motorola (as certified by a resolution of the board of directors of Motorola) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and−for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“rating date” means the date which is 90 days prior to the earlier of (i) a change of control or (ii) public notice of the occurrence of a change of control or of the intention by Motorola to effect a change of control.

“ratings event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after the earlier of, (i) the occurrence of a change of control or (ii) public notice of the occurrence of a change of control or the intention by Motorola to effect a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies): (a) in the event the notes are rated by both rating agencies on the rating date as investment grade, the rating of the notes shall be reduced so that the notes are rated below investment grade by both rating agencies, or (b) in the event the notes (1) are rated investment grade by one rating agency and below investment grade by the other rating agency, the rating of the notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) so that the notes are then rated below investment grade by both rating agencies or (2) are rated below investment grade by both rating agencies on the rating date, the rating of the notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories). Notwithstanding the foregoing, a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

Motorola may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of either series having the same terms as, and ranking equally and ratably with, the notes of such series in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the notes of the relevant series, and will vote together as one class on all matters with respect to the notes of such series.

Book-entry; Delivery and Form; Global Notes

The notes of each series will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Bank of New York Trust Company, N.A. is the trustee under the indenture and has also been appointed by Motorola to act as registrar, transfer agent and paying agent for the notes. The Bank of New York Trust Company, N.A. is trustee under our indentures relating to:

•	our 4.608% senior notes due November 16, 2007;

•	our 6.50% notes due March 1, 2008;

•	our 5.80% notes due October 15, 2008;

•	our 7.625% notes due November 15, 2010;

•	our 8.0% notes due November 1, 2011;

•	our 7.5% debentures due May 15, 2025;

•	our 6.5% debentures due September 1, 2025;

•	our 6.5% debentures due November 15, 2028; and

•	our 5.22% debentures due October 1, 2097.

We maintain various banking relationships with The Bank of New York Trust Company, N.A. and its affiliates. Mellon Investor Services LLC, an affiliate of The Bank of New York Trust Company, N.A. serves as our stock transfer, registrar, dividend disbursing, direct stock purchase and dividend reinvestment agent with respect to our common stock. In addition, Mellon Bank, N.A., an affiliate of The Bank of New York Trust Company, N.A., is one of our lenders under our 5-year revolving credit facility.

The non-executive chair of our Board of Directors, Samuel C. Scott, III, is also a member of the board of directors of The Bank of New York.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below (for whom J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as representative), and each of the underwriters has severally agreed to purchase, the respective principal amount of each series of the notes set forth opposite its name below:

	Principal amount	Principal amount
Underwriter	of 2012 notes	of 2017 notes

J.P. Morgan Securities Inc.	$	$
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Total	$	$

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

Each series of notes is a new issue of securities with no established trading market and will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. No assurances can be given as to the liquidity of any trading market for the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of     % of the principal amount in the case of the 2012 notes and     % of the principal amount in the case of the 2017 notes. Any underwriter may allow, and any such dealer may reallow, a concession to certain other dealers not in excess of     % of the principal amount in the case of the 2012 notes and     % of the principal amount in the case of the 2017 notes. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

We have agreed, during the period from the date of the underwriting agreement until the business day immediately following the delivery of the notes, not to offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us having a tenor of more than one year without the prior written consent of the representatives.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $650,000.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Certain underwriters and their respective affiliates have, from time to time, performed various investment or commercial banking, financial advisory and lending services for us in the ordinary course of business for which they have received customary fees and expenses. As three of our principal banking relationships are with J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., or one of their respective affiliates, they provide several foreign exchange and cash management services to us, including in some cases by acting as counterparty to certain of our hedging transactions, have extended several credit facilities to us, have acted as our broker and agent in connection with our share repurchase programs, and have served as escrow and/or paying agent in connection with various acquisitions and divestitures by us. J.P. Morgan Securities Inc. or one of its affiliates has also provided mergers and acquisitions advisory services and is an issuing and paying agent for various commercial paper we have issued. In addition, Citigroup Global Markets Inc. or one of its affiliates is our stock option administrator.

Legal matters

The validity of the notes will be passed upon for Motorola by Jeffrey A. Brown of our Law Department and Winston & Strawn LLP, Chicago, Illinois. Mr. Brown owns shares of our common stock and holds options to purchase shares of our common stock. Certain legal matters relating to the notes will be passed upon for the underwriters by Sidley Austin LLP, Chicago, Illinois. Sidley Austin LLP provides legal services to Motorola from time to time.

Experts

The consolidated financial statements of Motorola, Inc. and its subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006, consolidated financial statements is dated August 3, 2007 and is included in the current report on Form 8-K filed by the Company on August 3, 2007 and incorporated by reference herein. The audit report covering management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 is dated February 28, 2007 and is included in the December 31, 2006 annual report on Form 10-K incorporated by reference herein. The audit report covering the December 31, 2006, consolidated financial statements contains an explanatory paragraph referring to the adoption by Motorola of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2006.

Where you can find more information

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other reports, and amendments to these reports, with the SEC. Our SEC filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

Incorporation of documents by reference

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference in this prospectus supplement the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until the offering of the notes under this prospectus supplement is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and March 31, 2007; and

•	Current Reports on Form 8-K filed on January 10, 2007 (with respect to Item 2.01 only), February 15, 2007 (with respect to Item 5.02 only), February 20, 2007, February 28, 2007, March 21, 2007, as amended on March 27, 2007 (with respect to Items 5.02 and 8.01 only), April 10, 2007, May 14, 2007 (with respect to Item 5.02 only), June 6, 2007, July 5, 2007, July 10, 2007, July 17, 2007, July 30, 2007, August 3, 2007, September 19, 2007, October 3, 2007 and October 4, 2007.

The information in this prospectus supplement about Motorola is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus supplement. You may request a copy of these filings, other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

A. Peter Lawson
Secretary, Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Telephone: (847) 576-5000

You can also find information about us at our Internet website at http://www.motorola.com. Information contained on our website does not constitute part of this prospectus supplement.

We have also filed a registration statement with the SEC relating to the notes described in this prospectus supplement. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the notes. The registration statement may contain additional information that may be important to you.

PROSPECTUS

$2,000,000,000

Debt Securities and Debt Securities Warrants
Common Stock and Common Stock Warrants
Stock Purchase Contracts and Stock Purchase Units

We may use this prospectus to offer and sell securities from time to time. The types of securities we may sell include:

•	unsecured senior debt securities

•	unsecured subordinated debt securities

•	warrants to purchase debt securities

•	common stock

•	warrants to purchase common stock

•	stock purchase contracts

•	stock purchase units

•	units consisting of any combination of these securities

We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. The securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have they determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. You should read this prospectus and the applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits) contains additional important information about Motorola, Inc. and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1580, 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2006.

•	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and March 31, 2007.

•	Current Reports on Form 8-K filed on January 10, 2007 (with respect to Item 2.01 only), February 15, 2007 (with respect to Item 5.02 only), February 20, 2007, February 28, 2007, March 21, 2007, as amended on March 27, 2007 (with respect to Items 5.02 and 8.01 only), April 10, 2007, May 14, 2007 (with respect to Item 5.02 only), June 6, 2007, July 5, 2007, July 10, 2007, July 17, 2007, July 30, 2007, August 3, 2007, September 19, 2007, October 3, 2007 and October 4, 2007.

•	The description of our common stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

A. Peter Lawson
Secretary, Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Telephone: (847) 576-5000

You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

THE COMPANY

Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of seamless mobility, the people of Motorola are committed to helping consumers connect simply and seamlessly to the people, information and entertainment that they want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services.

Business Segments

Motorola reports financial results for the following three operating business segments:

Mobile Devices

The Mobile Devices segment designs, manufactures, sells and services wireless handsets with integrated software and accessory products, and licenses intellectual property. In the first six months of 2007, the segment’s net sales represented 53% of Motorola’s consolidated net sales.

Home and Networks Mobility

The Home and Networks Mobility segment designs, manufactures, sells, installs and services: (i) end-to-end digital video system solutions and interactive set-top boxes, (ii) voice and data modems for digital subscriber line and cable networks, (iii) wireline broadband access systems, and (iv) wireless access systems, including cellular infrastructure systems, to cable and satellite television operators, wireline carriers and wireless service providers. In the first six months of 2007, the segment’s net sales represented 27% of Motorola’s consolidated net sales.

Enterprise Mobility Solutions

The Enterprise Mobility Solutions segment designs, manufactures, sells, installs and services analog and digital two-way radio, voice and data communications products and systems for private networks, wireless broadband systems and end-to-end enterprise mobility solutions to a wide range of enterprise markets, including government and public safety, as well as utility, transportation, retail and other commercial customers. In the first six months of 2007, the segment’s net sales represented 20% of Motorola’s consolidated net sales.

Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola’s principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 (telephone number (847) 576-5000).

USE OF PROCEEDS

Unless the applicable prospectus supplement provides otherwise, we will use the net proceeds from the sale of the offered securities for general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

The following are the unaudited consolidated ratios of earnings to fixed charges for the six months ended June 30, 2007 and each of the years in the five-year period ended December 31, 2006:

Six Months Ended	Year Ended December 31,
June 30, 2007	2006	2005	2004	2003	2002

0.0(1)	12.2	16.7	7.9	3.1	0.0	(2)

(1)	Earnings were inadequate to cover fixed charges for the six months ended June 30, 2007 by approximately $0.4 billion.

(2)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2002 by approximately $2.2 billion.

For purposes of computing the ratios of earnings to fixed charges, we have divided earnings before income tax expense plus fixed charges by fixed charges. Fixed charges consist of interest costs and estimated interest included in rentals (one-third of net rental expense).

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of debt securities and other securities described in this prospectus.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the “senior securities” under the “senior indenture” dated May 1, 1995 between us and The Bank of New York Trust Company, N.A., or any successor trustee. We will issue the “subordinated securities” under a “subordinated indenture” between us and the trustee named therein, or any successor trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the “indentures,” and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as a “trustee.” The indentures are included as exhibits to our registration statement and the following description is qualified in its entirety by reference to the provisions of the indentures and the applicable prospectus supplement. You should read these documents carefully to fully understand the terms of the debt securities.

The numerical references in parentheses below are to sections of the indentures. Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indentures have the meanings used in the indentures. As used in this “Description of Debt Securities,” the “company” refers to Motorola, Inc. and does not, unless the context otherwise indicates, include our subsidiaries.

General

The senior securities are unsubordinated obligations of the company. They will be unsecured and will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. (section 301 of the senior indenture.) Each applicable prospectus supplement will set forth, as of the most recent practicable date, the aggregate amount of outstanding debt that would rank junior to the senior securities. The subordinated securities are subordinated in right of payment to the prior payment in full of our senior indebtedness. See “— Subordinated Indenture Provisions” below. The subordinated securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. (section 301 of the subordinated indenture.) We will set forth in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated securities. The indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder and provide that we may issue debt securities thereunder from time to time in one or more series.

Terms

We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates, which may include the following:

•	the title of the securities;

•	any limit on the aggregate principal amount of the securities;

•	the maturity;

•	the interest rate or method of calculation of the interest rate and the date from which interest will accrue;

•	the interest payment dates and the record dates for payment of interest, or the discount to face value and accretion rate in the case of debt securities issued at a substantial discount to the principal amount;

•	the price and date of any optional redemption by us;

•	our obligation, if any, to redeem the offered securities and any requirement to maintain a “sinking fund” to support such obligation;

•	the terms of any repurchase or remarketing rights of third parties;

•	the currency or currencies in which we will pay principal or interest;

•	any conversion features; and

•	whether the defeasance or covenant defeasance provisions of the applicable indenture apply.

We can also establish any other terms and conditions of the debt securities to the extent they do not conflict with the terms of the indentures. (section 301 of each indenture.) Therefore, you must read the applicable indenture and prospectus supplement carefully to understand the terms of any series of debt securities.

Effective Subordination

The debt securities will be our obligations exclusively. Since our operations are partially conducted through subsidiaries, primarily overseas, our cash flow and therefore our ability to service debt, including the debt securities offered by the applicable prospectus supplement, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization and therefore the right of the holders of the debt securities to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

No Limitations on Other Debt

The general provisions of the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. However, the indentures do restrict us and our domestic subsidiaries from granting certain security interests on certain of their property or assets unless the debt securities are equally secured. See “— Restrictive Covenants” below.

Open-Ended Indenture

The indentures are “open-ended,” meaning we may issue a number of different series of debt securities, with different terms and conditions, under each of the indentures. (section 301 of each indenture.) There is no limit on the amount of debt securities we can issue under either indenture, and we already have issued a significant amount of debt securities under the senior indenture.

Defeasance and Covenant Defeasance

Under the indentures, we have the ability to take certain steps to effect a “defeasance” or a “covenant defeasance.” A defeasance allows us to be discharged from any and all obligations in respect of a series of debt securities except for certain obligations to register the transfer or exchange of such debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust. A covenant defeasance allows us to stop complying with certain restrictive covenants relating to:

•	consolidation, merger, conveyance, transfer or lease;

•	maintenance of our existence and properties;

•	payment of taxes and other claims; and

•	restrictions on secured debt and sale and leaseback transactions.

A covenant defeasance also causes certain events specified in the indentures to no longer be deemed an event of default under the indentures.

To effect a defeasance or a covenant defeasance, we must deposit with the applicable trustee an amount of money or U.S. government securities that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest, if any, on the debt securities of such series at the time such payments are due. We will remain liable for any shortfall between the amount deposited with the trustee and the amount due holders of debt securities upon any acceleration of payment.

We may only effect a defeasance or a covenant defeasance if we have provided a legal opinion that such action will not cause holders of our debt securities to recognize income, gain or loss for federal income tax purposes as a result and that holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable indenture.

We may further describe in the applicable prospectus supplement the provisions, if any, regarding defeasance or covenant defeasance with respect to the debt securities of a particular series. (article fifteen of each indenture.)

Restrictive Covenants

Restrictions on Secured Debt

If we or any Domestic Subsidiary incurs or guarantees any Debt secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Domestic Subsidiary, we must secure the debt securities of each series equally and ratably with (or prior to) such secured Debt, unless, after giving effect to such transaction, the aggregate amount of all such Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 5% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries. See “— Restrictive Covenants — Restrictions on Sales and Leasebacks” below.

This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by:

•	Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

•	Mortgages in favor of us or a Domestic Subsidiary;

•	Mortgages in favor of governmental bodies to secure progress or advance payments;

•	Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

•	purchase money Mortgages and Mortgages to secure the construction cost of property; and

•	any extension, renewal or refunding of any Mortgage referred to above.

Restrictions on Sales and Leasebacks

Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless:

•	we or such Domestic Subsidiary could mortgage such property as provided for above under “— Restrictive Covenants — Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities of each series; or

•	within 120 days, we apply to the retirement of our Funded Debt an amount not less than the greater of:

•	the net proceeds of the sale of the Principal Property leased pursuant to such arrangement; or

•	the fair market value of the Principal Property so leased, subject to credits for certain voluntary retirements of Funded Debt.

This restriction will not apply to any sale and leaseback transaction:

•	between us and a Domestic Subsidiary or between Domestic Subsidiaries; or

•	involving the taking back of a lease for a period, including renewals, of three years or less. (section 1011 of each indenture.)

Certain Definitions

The following are certain key definitions used in the descriptions above of restrictions on secured debt and sales and leasebacks contained in the indentures. These and other definitions are contained in the indentures. You should read the applicable indenture to understand these restrictions fully.

“Attributable Debt” means the total net amount of rent required to be paid during the remaining term of any lease, discounted at the rate per annum borne by the senior securities of each series, compounded annually.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount:

•	all current liabilities, excluding any constituting Funded Debt by reason of their being renewable or extendable; and

•	goodwill and other intangibles. (section 1010 of each indenture.)

“Domestic Subsidiary” means a Subsidiary of ours except a Subsidiary of ours which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or which is engaged primarily in financing our operations or our Subsidiaries, or both, outside the United States.

“Principal Property” includes any single parcel of real estate, any manufacturing plant or warehouse we own or lease or any Domestic Subsidiary owns or leases which is located within the United States and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any manufacturing plant or warehouse or a portion of any manufacturing plant or warehouse:

•	which is a pollution control or other facility financed by obligations issued by a state or local government unit; or

•	which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety.

“Subsidiary” means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other Subsidiaries.

Events of Default

The following are events of default under the indentures with respect to any debt securities:

•	failure to pay principal of, or premium, if any, on any debt security of that series when due;

•	failure to pay any installment of interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	failure to perform any other covenant of ours in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of any series of debt securities other than that series, continued for 60 days after written notice as provided in the applicable indenture;

•	certain events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series. (section 501 of each indenture.)

If an event of default with respect to the outstanding debt securities of any series occurs and continues either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof, will automatically become due and payable. However, at any time after an acceleration with respect to debt securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration. (section 502 of each indenture.) For information as to waiver of defaults, see “— Modification and Waiver.” You must read the applicable prospectus supplement for a description of the acceleration provisions of any debt securities issued as original issue discount or indexed securities.

Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders have offered the trustee reasonable security or indemnity. (section 603 of each indenture.) Subject to such indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (section 512 of the senior indenture and section 505 of the subordinated indenture.)

We will be required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the applicable indenture and as to any default in such performance. (section 1006 of each indenture.)

Modification and Waiver

Modifications and amendments of each indenture may be made by us and the trustee with the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or premium, if any, or interest, if any, on, any debt security;

•	reduce the amount of principal of any original issue discount debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults. (section 902 of each indenture.)

The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the applicable indenture. (section 1012 of each indenture.) The holders of a majority of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable indenture with respect to debt securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt security of that series or in respect of any provision which under the applicable indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (section 513 of the senior indenture and section 504 of the subordinated indenture.)

In addition, we may not modify or amend the subordination provisions of the subordinated indenture without the consent of the holders of each outstanding subordinated debt security affected thereby. Further, no modification or amendment of that type may adversely affect the rights under article sixteen of the subordinated indenture of the holders of senior indebtedness then outstanding without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness. (section 902 of the subordinated indenture.)

Each indenture contains provisions for convening meetings of the holders of debt securities of a series issued thereunder if debt securities of that series are issuable in whole or in part as bearer securities. (section 1401 of each indenture.) The trustee for those debt securities may call a meeting at any time or upon our request or the request of holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with the applicable indenture. (section 1402 of each indenture.) Except for any consent that must be given by each holder of a debt security affected, and except as described below, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. Any resolution with respect to any consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series issued under an indenture, except for any consent that must be given by each holder of a debt security affected, may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of such outstanding debt securities of that series. Further, any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series issued under one of the indentures may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. (section 1404 of each indenture.)

Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture with respect thereto will be binding on all holders of debt securities of that series and the related coupons issued under that indenture. The quorum at any meeting of holders of a series of debt securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of such series. However, if any action is to be taken at such meeting with respect to a consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding debt securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding debt securities of such series issued under that indenture will constitute a quorum. (section 1404 of each indenture.)

Consolidation, Merger, Conveyance, Transfer or Lease

We may, without the consent of any holders of outstanding debt securities, consolidate or merge with or into, or transfer or lease our assets substantially as an entirety to, any entity, and any other entity may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, us, provided that:

•	the entity other than us formed by such consolidation or into which we are merged or which acquires or leases our assets is organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the applicable indenture;

•	after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing, provided that a transaction will only be deemed to be in violation of this condition as to any series of debt securities as to which such event of default or such event has happened and is continuing; and

•	certain other conditions are met. (article eight of each indenture.)

Form, Denominations, Exchange, Registration and Transfer

We may issue debt securities as registered securities or bearer securities, and may be issued in global form. Global securities are described below under “— Global Securities.” Unless we otherwise provide in the applicable prospectus supplement, we will issue registered securities in denominations of $1,000 and integral multiples thereof and we will issue bearer securities in denominations of $5,000 and integral multiples thereof. Unless we otherwise indicate in the applicable prospectus supplement, bearer securities will have interest coupons attached. (section 201 of each indenture.)

Our registered securities will be exchangeable for other registered securities of the same series. In addition, if we issue a series of debt securities as both registered securities and bearer securities, subject to certain conditions, holders may exchange bearer securities for registered securities. Our registered securities generally may not be exchanged for bearer securities unless we provide for such an exchange in the applicable prospectus supplement. (section 305 of each indenture.)

We will not mail bearer securities in connection with their original issuance to any location in the United States. In addition, the United States Internal Revenue Code of 1986, as amended, requires us to obtain written certification from the initial purchaser of a bearer security to the effect that:

•	the bearer security is not being acquired by or on behalf of a United States person;

•	if a beneficial interest in the bearer security is being acquired by or on behalf of a United States person, that the United States person is a foreign branch of a United States financial institution that is purchasing for its own account or for resale or the person is acquiring the bearer security through the foreign branch of a United States financial institution and the financial institution agrees, in either case, to comply with certain requirements of the Internal Revenue Code; or

•	the bearer security is being acquired by a United States or foreign financial institution for resale during the restricted period and has not been acquired for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. (section 303 of each indenture.)

You may present registered securities for registration of transfer at the office of the trustee, or at the office of any transfer agent we designate without service charge and upon payment of any taxes and other governmental charges. (section 305 of each indenture.) We may change transfer agents or designate additional transfer agents at any time, except that, if we have issued a series of debt securities solely as registered securities, we must maintain a transfer agent in each place of payment for such series and, if we have issued a series of debt securities as bearer securities, we must maintain a transfer agent in a place of payment for such series located outside the United States. (section 1002 of each indenture.)

If we elect or are required to redeem or exchange particular debt securities, we will not be required to:

•	issue, register the transfer of or exchange those debt securities for a period of 15 days before the first publication or mailing of the notice of redemption or exchange;

•	register the transfer of or exchange any registered security selected for redemption; or

•	exchange any bearer security selected for redemption except that a bearer security selected for redemption may be exchanged for a registered security that will be surrendered for redemption. (section 305 of each indenture.)

Global Securities

The following will apply to debt securities of any series, unless the prospectus supplement relating to that series provides otherwise.

Upon issuance, we will deposit with, or on behalf of, the depositary and will register in the name of the depositary or a nominee of the depositary one or more “global securities” to represent the debt securities of each series. Unless we otherwise indicate in the prospectus supplement relating to a series of debt securities, The Depository Trust Company will act as the depositary and we will deposit the global securities with, or on behalf of, DTC or its nominee, and we will register registered securities in the name of a nominee of DTC. Except under limited circumstances described below, global securities will not be exchangeable for definitive certificated debt securities.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with DTC, generally known as DTC participants. Ownership of beneficial interests in a global security will be limited to DTC participants or persons that may hold interests through DTC participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to interests of DTC participants and records of DTC participants, with respect to interests of persons who hold through DTC participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depositary is the registered owner of a global security, the depositary will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

We will make payments of principal of and any interest, and premium, if any, on individual debt securities represented by a global security to DTC or its nominee, as the case may be, as the sole registered owner of such global security and the sole holder of the debt securities represented by the global security for all purposes under the applicable indenture. Neither we nor the trustee, nor any of our agents or the trustee, will have any responsibility or liability for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in the global securities representing any debt securities or for maintaining, supervising or reviewing any of DTC’s records relating to those beneficial ownership interests.

We have been advised by DTC that, upon receipt of any payment in respect of a global security, DTC will immediately credit DTC participants’ accounts for their pro rata share of such payments. We also expect that payments by DTC participants to owners of beneficial interests in global securities held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the sole responsibility of the DTC participants.

Global securities may not be transferred except as a whole by DTC to a nominee of DTC. Global securities representing debt securities are exchangeable for certificated debt securities only if:

•	DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for these global securities;

•	DTC ceases to be qualified as required by the applicable indenture;

•	we instruct the trustee in accordance with the applicable indenture that those global securities will be so exchangeable; or

•	there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the debt securities represented by such global security.

Any global securities that are exchangeable as described above shall be exchangeable for certificated debt securities issuable in denominations of $1,000, or $5,000 in the case of bearer debt securities, and integral multiples of $1,000, or $5,000 in the case of bearer debt securities, in excess thereof and registered in the names DTC directs. Subject to the foregoing, global securities are not exchangeable, except for global securities of like denomination to be registered in the name of DTC or its nominee. If we issue debt securities subsequently in registered form, they would thereafter be transferred or exchanged without any service charge at the corporate trust office of the trustee or at any other office or agency we maintain for such purpose.

So long as DTC or its nominee is the registered holder and owner of global securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global securities for the purposes of receiving payment on the debt securities, receiving notices and for all other purposes under the applicable indenture and the debt securities. Except as provided above, owners of beneficial interests in global securities will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the applicable indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if such person is not a DTC participant, on the procedures of the DTC participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. The indentures provide that DTC may grant proxies and otherwise authorize DTC participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that under existing industry practices in the event that we request any action of holders or that an owner of a beneficial interest in global securities desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the DTC participants holding the relevant beneficial interests to give or take such action, and such DTC participants would authorize beneficial owners owning through such DTC participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

•	DTC holds securities that DTC participants deposit with DTC.

•	DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of direct DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

•	Access to DTC’s system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Payment and Paying Agents

Unless the applicable prospectus supplement provides otherwise, the place of payment for all registered securities will be Chicago, Illinois, U.S.A., and we will initially designate the corporate trust office of the applicable trustee for this purpose. At our option, we may pay interest, if any, on registered securities by check mailed to the address of the person entitled thereto as such person’s address appears in the security register or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register. (sections 307, 1001 and 1002 of each indenture.) Unless the applicable prospectus supplement provides otherwise, we will make payment of any installment of interest on registered securities to the person in whose name such registered security is registered at the close of business on the record date for such interest. (section 307 of each indenture.)

If we issue bearer securities, we must maintain an office or agency outside the United States at which the principal of, and premium, if any, and interest, if any, on the bearer securities will be paid. (section 1002 of each indenture.) The initial locations of such offices and agencies will be specified in the applicable prospectus supplement. Unless the applicable prospectus supplement provides otherwise, we will make payments with respect to bearer securities, at the holder’s option, by check in the currency designated in the bearer security presented or mailed to an address outside the United States or paid by wire transfer to an account in such currency maintained at a bank located outside the United States. We will not make payments in the United States. (sections 307 and 1002 of each indenture.) Nevertheless, we will make payments with respect to bearer securities payable in U.S. dollars at the office of our paying agent in Chicago, Illinois if, but only if, payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the trustee has received an opinion of counsel that such payment within the United States is legal. (sections 307 and 1002 of each indenture.) Unless the applicable prospectus supplement provides otherwise, we will make payment of installments of interest on any bearer securities on or before maturity only against surrender of coupons for such interest installments as they mature. (section 1001 of each indenture.)

Unless the applicable prospectus supplement provides otherwise, we will make all payments of principal of, and premium, if any, and interest, if any, on any debt security that is payable in a currency other than U.S. dollars in U.S. dollars if such currency:

•	ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions;

•	is the euro and ceases to be used both within the European Monetary Union and for the settlement of transactions by public institutions of or within the European Union; or

•	is any currency unit, or composite currency, other than the euro and ceases to be used for the purposes for which it was established. (section 312 of each indenture.)

We may designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

All moneys deposited with a paying agent or held for the payment of principal of, or premium, if any, or interest, if any, on any debt security that remains unclaimed at the end of two years after such payment has become due will, at our request, be repaid to us, or discharged from trust, and the holder of such debt security may thereafter look only to us for payment thereof. (section 1003 of each indenture.)

Subordinated Indenture Provisions

Our subordinated securities are subordinate and junior in right of payment, to the extent set forth in the subordinated indenture, to the prior payment in full of all existing and future senior debt of ours. (section 1601 of the subordinated indenture.)

Senior debt is defined in the subordinated indenture as the principal of, and premium, if any, and interest on, including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, and other amounts due on or in connection with any debt incurred, assumed or guaranteed by us, whether outstanding on the date of the subordinated indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such debt. Excluded from the definition of senior debt are the following:

•	any debt which expressly provides:

•	that such debt is not senior in right of payment to the subordinated securities; or

•	that such debt is subordinated to any other debt of ours, unless such debt expressly provides that such debt is senior in right of payment to the subordinated securities; and

•	debt of ours in respect of the subordinated securities.

There are no restrictions in the subordinated indenture on the creation of additional senior debt, or any other indebtedness. (section 101 of the subordinated indenture.) The prospectus supplement with respect to any subordinated securities will set forth:

•	the aggregate amount of consolidated indebtedness outstanding as of the most recent practicable date that would constitute either senior debt or indebtedness of our subsidiaries;

•	the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank on a parity with the subordinated securities; and

•	any then-existing limitation on the issuance of additional senior debt.

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets:

•	the holders of all senior debt will first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of subordinated securities would be entitled to receive any payment or distribution with respect to such securities;

•	the holders of subordinated securities will be required to pay over their share of such distribution to the holders of senior debt until such senior debt is paid in full; and

•	our creditors who are not holders of subordinated securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated securities. (section 1602 of the subordinated indenture.)

Unless the applicable prospectus supplement provides otherwise, in the event that the subordinated securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an event of default, then we would be obligated to promptly notify holders of senior debt of such acceleration. Unless the applicable prospectus supplement provides otherwise, we may not pay the subordinated securities until 120 days have passed after such acceleration occurs and may thereafter pay the subordinated securities if the terms of the subordinated indenture otherwise permit payment at that time. (section 1603 of the subordinated indenture.)

Unless the applicable prospectus supplement provides otherwise, we may not make any payment of the principal, and premium, if any, or interest, if any, with respect to any of the subordinated securities, except we may acquire subordinated securities for our common stock or other capital stock or as otherwise set forth in the subordinated indenture, if any default with respect to senior debt occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or we receive notice of the default, unless 120 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the senior debt is cured or the terms of the subordinated indenture otherwise permit the payment or acquisition of the subordinated securities at that time. (section 1604 of the subordinated indenture.)

The Trustee

The Bank of New York Trust Company, N.A. is trustee under our indentures relating to:

•	our 4.608% senior notes due November 16, 2007;

•	our 6.50% notes due March 1, 2008;

•	our 5.80% notes due October 15, 2008;

•	our 7.625% notes due November 15, 2010;

•	our 8.0% notes due November 1, 2011;

•	our 7.5% debentures due May 15, 2025;

•	our 6.5% debentures due September 1, 2025;

•	our 6.5% debentures due November 15, 2028; and

•	our 5.22% debentures due October 1, 2097.

We maintain various banking relationships with The Bank of New York Trust Company, N.A. and its affiliates. Mellon Investor Services LLC, an affiliate of The Bank of New York Trust Company, N.A. serves as our stock transfer, registrar, dividend disbursing, direct stock purchase and dividend reinvestment agent with respect to our common stock. In addition, Mellon Bank, N.A., an affiliate of The Bank of New York Trust Company, N.A., is one of our lenders under our 5-year revolving credit facility.

The non-executive chair of our Board of Directors, Samuel C. Scott, III, is also a member of the board of directors of The Bank of New York.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is subject to the detailed provisions of our restated certificate of incorporation, as amended, and bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the terms of the certificate of incorporation and the bylaws, which are filed as exhibits to the registration statement. See “Where You Can Find More Information.”

Common and Preferred Stock

Our authorized capital stock consists of 4,200,000,000 shares of common stock, par value $3 per share, and 500,000 shares of preferred stock, par value $100 per share, issuable in series. There are no shares of preferred stock presently outstanding. Our board of directors is authorized to create and issue one or more series of preferred stock and to determine the rights and preferences of each series, to the extent permitted by our certificate of incorporation. The holders of shares of our common stock are entitled to one vote for each share held and each share of our common stock is entitled to participate equally in dividends out of funds legally available therefor, as and when declared by our board of directors, and in the distribution of assets in the event of liquidation. The shares of our common stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of our common stock are duly and validly issued, fully paid and nonassessable, and any shares of our common stock issued in an offering pursuant to this prospectus and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, will be duly and validly issued, fully paid and nonassessable.

DESCRIPTION OF SECURITIES WARRANTS

We may issue warrants for the purchase of our debt securities or common stock, either independently or together with debt securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company, as agent. The warrant agent will act solely as our agent and will not assume any obligation for any warrant holders. Copies of the forms of warrant agreements and the forms of warrant certificates are filed as exhibits to the registration statement. The following description of certain provisions of the forms of warrant agreements and warrant certificates does not purport to be complete and is qualified in its entirety by reference to all the provisions of the warrant agreements and the warrant certificates.

General

If we offer warrants for the purchase of debt securities, the applicable prospectus supplement will describe their terms, which may include the following:

•	the title and aggregate number of the warrants;

•	the title, rank, aggregate principal amount, denomination, and terms of the underlying debt securities;

•	the currency of the underlying debt securities or of payment of the exercise price;

•	whether the warrants are issued as a unit with a debt security, and if so, the number of warrants attached to each such debt security;

•	the date, if any, on and after which such warrants and any related securities will be transferable separately;

•	the principal amount of the debt securities purchasable upon exercise of each warrant and the price, or the manner of determining the price, at which such debt securities may be purchased upon exercise;

•	when the warrants may be exercised and the expiration date;

•	whether the warrant certificates will be issued in registered or bearer form;

•	United States federal income tax consequences;

•	the terms of any right of ours to redeem or accelerate the exercisability of such warrants;

•	whether the warrants are to be issued with any other securities;

•	the offering price; and

•	any other terms of the warrants.

If we offer warrants for the purchase of our common stock, the applicable prospectus supplement will describe their terms, which may include the following:

•	the title and aggregate number of the warrants and whether the warrants will be sold with other securities;

•	the number of shares of common stock that may be purchased on exercise of each warrant;

•	the price or manner of determining the price, the manner in which the exercise price may be paid and any minimum number of warrants exercisable at one time;

•	the terms of any right of ours to redeem the warrants;

•	the date, if any, on and after which the warrants and any related series of debt securities will be transferable separately;

•	when the warrants may be exercisable and the expiration date;

•	the terms of any right of ours to accelerate the exercisability of the warrants;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

Warrants for the purchase of our common stock will be offered and exercisable for U.S. dollars only.

Warrants may be exchanged for new warrants of different denominations, may, if in registered form, be presented for registration of transfer and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. No service charge will be made for any permitted transfer or exchange of warrant certificates, but holders must pay any tax or other applicable governmental charge. Prior to the exercise of any warrant to purchase underlying debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase our common stock, holders of such warrants will not have any rights of holders of our common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on our common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder to purchase underlying debt securities or our common stock, as the case may be, at the exercise price described in, or calculable from, the applicable prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date.

Holders can exercise warrants by delivering the exercise price and certain required information to the warrant agent. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate. Upon receipt of such payment and such warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying debt securities or our common stock, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants. The holder of a warrant must pay any tax or other governmental charge imposed in connection with the issuance of underlying debt securities or our common stock purchased upon exercise of a warrant.

Modifications

The warrant agreements and the terms of the warrants may be modified or amended by us and the warrant agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that we deem necessary or desirable and that will not materially adversely affect the interests of the holders of the warrants.

Together with the warrant agent, we may also modify or amend the warrant agreement and the terms of the warrants with the consent of a majority of the holders of the then outstanding unexercised warrants affected thereby. No modification or amendment of that type that accelerates the expiration date, increases the exercise price, reduces the number of outstanding warrants required for consent of any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants, may be made without the consent of each holder affected thereby.

Common Stock Warrant Adjustments

The terms and conditions on which the exercise price of and/or the number of shares of our common stock covered by a warrant are subject to adjustment will be set forth in the warrant certificate and the applicable prospectus supplement. Such terms will include:

•	provisions for adjusting the exercise price and/or the number of shares of our common stock covered by the warrant;

•	the events requiring an adjustment;

•	the events upon which we may, in lieu of making an adjustment, make proper provisions so that the holder of the warrant, upon its exercise, would be treated as if the holder had exercised the warrant prior to the occurrence of the events; and

•	provisions affecting exercise in the event of certain events affecting our common stock.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
AND THE STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	our debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities;

securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

When we issue the securities offered by this prospectus, except for shares of our common stock, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their and/or our businesses.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Jeffrey A. Brown of our Law Department and Winston & Strawn LLP, Chicago, Illinois. Mr. Brown owns shares of our common stock and holds options to purchase shares of our common stock.

EXPERTS

The consolidated financial statements of Motorola, Inc. and its subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006, consolidated financial statements is dated August 3, 2007 and is included in the current report on Form 8-K filed by the Company on August 3, 2007 and incorporated by reference herein. The audit report covering management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 is dated February 28, 2007 and is included in the December 31, 2006 annual report on Form 10-K incorporated by reference herein. The audit report covering the December 31, 2006, consolidated financial statements contains an explanatory paragraph referring to the adoption by Motorola of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2006.

$

$     % Senior Notes due November   , 2012
$     % Senior Notes due November   , 2017

Joint Book-Running Managers

JPMorgan	Citi	Deutsche Bank Securities

October     , 2007